                               SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No.          )

Filed by the Registrant  [  X ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[   ]    Preliminary Proxy Statement
[   ]    Confidential, for use by the Commission only (as permitted by Rule
         14a-6(e)(2))
[ X  ]   Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                                XPEDITE SYSTEMS, INC.
 ................................................................................
                   (Name of Registrant as Specified in its Charter)

 ................................................................................
         (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[  X ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
[   ]    $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1.   Title of each class of securities to which transaction applies:

               .................................................................
         2)   Aggregate number of securities to which transaction applies:

               .................................................................

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               .................................................................

         4)   Proposed maximum aggregate value of transaction:

               .................................................................

         5)   Total fee paid:

               .................................................................

[    ]   Fee paid previously with preliminary materials.

[    ]   Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount previously paid:

               .................................................................
         2)   Form, Schedule or Registration Statement No.:

               .................................................................
         3)   Filing Party:

               .................................................................
         4)   Date Filed:

               .................................................................

                             XPEDITE SYSTEMS, INC.

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 TO BE HELD ON

                                OCTOBER 1, 1996

                              -------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of XPEDITE SYSTEMS,
INC., a Delaware corporation (the "Company"), will be held at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way East, Eatontown, New Jersey 07724, on Tuesday, October 1, 1996, at 10:30 a.m., Eastern Standard Time, for the following purposes:

        1.  To elect two Class 3 Directors;

        2.  To ratify and approve the Officers' Contingent Stock Option Plan;

        3.  To ratify and approve the Non-Employee Directors' Warrant Plan;

        4. To ratify and approve the Company's independent public accountants for fiscal 1996; and

       5. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on August 23, 1996 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

    A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 446 Highway 35, Eatontown, New Jersey 07724, and will also be available for examination at the Annual Meeting until its adjournment.

    YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                          By Order of the Board of Directors

                                          Roy B. Andersen, Jr.

                                          President and Chief Executive Officer

Eatontown, New Jersey

August 30, 1996

                                   IMPORTANT

    Your vote is important. Whether or not you expect to attend the meeting, please complete, sign and date the enclosed proxy and promptly return it in the envelope provided to the Company's transfer agent at First Union National Bank of North Carolina, Attention: Proxy Tabulation Department, to be received no later than September 16, 1996. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in mailing in your proxy promptly.

                                PROXY STATEMENT

                             XPEDITE SYSTEMS, INC.
                                 446 HIGHWAY 35
                          EATONTOWN, NEW JERSEY 07724
                              -------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                OCTOBER 1, 1996
                              -------------------
                     SOLICITATION AND REVOCATION OF PROXIES

    The enclosed proxy is solicited by and on behalf of the Board of Directors of XPEDITE SYSTEMS, INC., a Delaware corporation (the "Company"), for use at the Company's 1996 Annual Meeting of Stockholders to be held on Tuesday, October 1, 1996 at 10:30 a.m., Eastern Standard Time, at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way, Eatontown, New Jersey, and at any and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its principal office, 446 Highway 35, Eatontown, New Jersey 07724, Attention: Corporate Secretary, by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card by the stockholder or, if no instructions are indicated, will be voted FOR the slate of directors nominated herein, FOR the ratification and approval of the Officers' Contingent Stock Option Plan (the "Officers' Option Plan"), FOR the ratification and approval of the Non-Employee Directors' Warrant Plan (the "Directors' Warrant Plan") and FOR the ratification and approval of Ernst & Young LLP as the Company's independent public accountants, and as to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the proxy holder. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and voting on a proposal.

    In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph or personal calls. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company is being mailed on or about August 30, 1996 to each stockholder of record as of the close of business on August 23, 1996.

                             VOTING AT THE MEETING

    The Company had 8,675,688 shares of Common Stock, par value $.01 per share (the "Common Stock"), outstanding as of August 23, 1996. Holders of record of shares of Common Stock at the close of business on August 23, 1996 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record.

                  NOMINATION AND ELECTION OF CLASS 3 DIRECTORS
                                  (PROPOSAL 1)

    The persons named in the enclosed proxy will vote to elect the two nominees named below under "Nominees for Class 3 Director" unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as the Class 3 Directors. Shares represented by proxies which are marked "withhold authority" will have the same effect as a vote against the nominees. The Class 3 Directors are to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are duly qualified and elected.

    The names and certain information concerning the persons nominated to be elected as Class 3 Directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER "NOMINEES FOR CLASS 3 DIRECTOR". It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for the nominees has been withheld in the proxy. Although the persons nominated have consented to serve as directors if elected, and the Board of Directors has no reason to believe that the nominees will be unable to serve as directors, if either nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's directors and executive officers, including nominees, is relevant to your consideration of the slate proposed by your Board of Directors:

DIRECTORS AND EXECUTIVE OFFICERS

    The current directors and executive officers of the Company are as follows:

NAME                                         AGE                          POSITION WITH THE COMPANY
- ---------------------------------------      ---      ------------------------------------------------------------------
Roy B. Andersen, Jr.                             48   President, Chief Executive Officer and Director
Robert S. Vaters                                 36   Executive Vice President, Finance, Chief Financial Officer and
                                                      Secretary
Dennis Schmaltz                                  48   Vice President, Operations and Engineering
Max A. Slifer                                    48   Executive Vice President, North American Operations
George Abi Zeid                                  42   Executive Vice President, International Operations
John C. Baker(1)                                 46   Director
Philip A. Campbell(1)                            59   Director
Robert Chefitz(2)                                36   Director
David Epstein(2)                                 62   Director

- ------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The terms of Class 1 Directors Robert Chefitz and Philip A. Campbell expire in 1997, the term of Class 2 Director Roy B. Andersen, Jr. expires in 1998 and the terms of Class 3 Directors John C. Baker and David Epstein expire in 1996. All executive officers of the Company are chosen by the Board of Directors and serve at the Board's discretion. There are no family relationships among the Company's officers and directors.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

    During the fiscal year ended December 31, 1995, the Board of Directors held a total of six meetings. Each member of the Board of Directors attended more than 75% of the meetings of the Board and of the committees of which he was a member.

    The standing committees of the Board of Directors are the Compensation Committee and the Audit Committee. The Board of Directors has no nominating committee or committee performing a similar function.

    The Compensation Committee, which met on one occasion in fiscal 1995, is responsible for determining the compensation of executive officers and the Company's non-executive officer employee compensation structure. The Compensation Committee currently consists of John C. Baker and Philip A. Campbell.

    The Audit Committee, which met on one occasion in fiscal 1995, is responsible for (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and appropriate Company financial personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The Audit Committee currently consists of Robert Chefitz and David Epstein.

NOMINEES FOR CLASS 3 DIRECTOR

    The following persons' names will be placed in nomination for election to the Board of Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.

    JOHN C. BAKER has served as a director of the Company since June 1992. In September 1995, Mr. Baker founded Baker Capital Corp., a private equity investment management firm, and serves as its President. From 1981 to 1995, Mr. Baker was employed by Patricof & Co. Ventures, Inc., a multinational venture capital company, most recently as Senior Vice President. Mr. Baker is a director of American Mobile Satellite Corporation, Intermedia Communications, Inc., Resource Bancshares Mortgage Group, Inc., FORE Systems, Inc. and several private companies, including AirNet Communications, Inc.

    DAVID EPSTEIN has served as a director of the Company since June 1992. Mr. Epstein has specialized in the commercial real estate industry since 1963. Mr. Epstein is currently President and the controlling shareholder of Clarion Capital Corp., a corporation engaged in the acquisition and syndication of commercial real estate properties. Mr. Epstein is also a principal shareholder of First Registry, Inc., a corporation engaged in the acquisition and syndication of commercial real estate properties, as well as a general partner in numerous limited partnerships. Mr. Epstein has acted as an advisor to nationwide retail chains with respect to commercial real estate. Mr. Epstein owns several shopping centers in Connecticut, New York and Michigan, in addition to industrial properties.

OTHER DIRECTORS AND EXECUTIVE OFFICERS

    ROY B. ANDERSEN, JR. is the Company's Chief Executive Officer and has been President and a Director of the Company since its formation in July 1988. From February 1987 until July 1988, Mr. Andersen served as Executive Vice President and Chief Operating Officer of Electronic Courier Systems, Inc. From 1980 to 1987, Mr. Andersen was employed by Western Union, where he helped develop its EasyLink electronic mail service. At Western Union, Mr. Andersen served as Vice President of Telex and EasyLink marketing from 1986 to 1987. Mr. Andersen also served as the Vice Chairman of the Electronic Mail Association of America, a professional electronic mail association, from 1985 to 1987.

    ROBERT S. VATERS has served as Executive Vice President, Finance, Chief Financial Officer and Secretary since June 1996. From April 1993 until June 1996, Mr. Vaters was employed by Young & Rubicam, Inc. where he served as a Senior Vice President and Treasurer. From 1989 to 1993, Mr. Vaters served as Vice President and Treasurer of Sequa Capital Corporation. Prior to 1989, Mr. Vaters spent seven years as a commercial banker. Mr. Vaters is a director of Rockford Industries.

    DENNIS SCHMALTZ has served as Vice President of Operations and Engineering, since the inception of the Company. Prior to joining the Company he was employed by Telentry Systems, Inc. in 1985 and as director of development of Electronic Courier Systems, Inc. from March 1986 to July 1988. Prior to joining Telentry Systems, Inc., Mr. Schmaltz was employed by Onetix, Inc., which was involved in the development of the original technology utilized by the Company to convert word processing documents to fax documents.

    MAX A. SLIFER has served as Executive Vice President of North American Operations of the Company since June 1994. From 1989 to 1994, Mr. Slifer was the Company's Vice President of Sales and Marketing. Prior to joining the Company, he served in various sales management positions with Western Union. From 1987 to 1988, he served as Western Union's Vice President of sales and distribution and prior to that was Western Union's national Vice President of cellular telephone sales and regional Vice President of sales. Mr. Slifer joined Western Union in 1974.

    GEORGE ABI ZEID has served as the Company's Executive Vice President of International Operations since November 1995. Mr. Abi Zeid founded Swift in 1980, and was its President and Chief Executive Officer from its formation until November 1995. Mr. Abi Zeid also served as the President and Chief Operating Officer of each of ViTel, from January 1995, and Comwave, from November 1994, until they were acquired by the Company in November 1995.

    PHILIP A. CAMPBELL has served as a director of the Company since April 1996. Mr. Campbell has served since April 1995 as Chairman of Tele-Resources International, Inc., a telecommunications consulting and investment firm. Mr. Campbell was engaged in private consulting from May 1994 to April 1995. From July 1991 to May 1994, Mr. Campbell served as Chairman of CDC Communications, Inc., a telecommunications consulting firm. From January 1988 to January 1991, Mr. Campbell served as a Director, Vice Chairman and Chief Financial Officer of Bell Atlantic Corporation. From February 1959 to January 1988, Mr. Campbell served in a variety of positions with Bell Atlantic Corporation (including service as a Director of Bell Atlantic Corporation and as President of Bell Atlantic Network Services Inc. from July 1983 to January 1988), New Jersey Bell Telephone Company, Indiana Bell Telephone Company, Illinois Bell Telephone Company and AT&T.

    ROBERT CHEFITZ has served as a director of the Company since June 1992. Mr. Chefitz joined Patricof & Co. Ventures, Inc., a multinational venture capital company, in 1987. He has been a Vice President of Patricof & Co. Ventures, Inc. since 1991. Previously, Mr. Chefitz was a Senior Associate with Golder, Thoma & Cressey, an investment firm. Mr. Chefitz is a director of Langer BioMechanics, Inc., as well as several private companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 23, 1996, by all persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, each director, the Chief Executive Officer of the Company, the Named Executive Officers identified in the Summary Compensation Table on page 7 of this proxy statement and two additional executive officers of the Company, and all directors and executive officers of the Company as a group.

                                                        SHARES BENEFICIALLY
                                                               OWNED
                                                       ----------------------
NAME OF BENEFICIAL OWNER                                NUMBER        PERCENT
- -----------------------------------------------------  ---------      -------

Robert Chefitz.......................................  1,774,171(1)(2)    20.4%
  Patricof & Co. Ventures, Inc.
  445 Park Avenue
  New York, NY 10022
APA Excelsior III, L.P...............................  1,121,882(3)      12.9%
  c/o Patricof & Co. Ventures, Inc.
  445 Park Avenue
  New York, NY 10022
Finance Management Ltd. .............................    598,379          6.9%
  2100-1066 West Hastings Street
  Vancouver, BC V6E 3X1
  Canada
David Epstein........................................    545,895          6.3%
  830 Post Road East
  Westport, CT 06880
Roy B. Andersen, Jr.(4)..............................    259,950(5)       2.9%
George Abi Zeid(6)...................................    223,150          2.6%
Max A. Slifer(7).....................................    144,025(5)       1.7%
Dennis Schmaltz(8)...................................    143,270(5)       1.7%
Stuart S. Levy(9)....................................     67,075(5)         *
John C. Baker........................................     25,000(2)         *
Philip A. Campbell...................................      8,333(2)         *
Robert S. Vaters(10).................................      5,000(5)         *
All officers and directors as a group (9 persons)....  3,128,794(11)     34.5%

- ------------------------

  * Less than one percent (1%).

 (1) Includes 1,121,882 shares owned by APA Excelsior III, L.P., 427,634 shares owned by Coutts & Co. (Jersey), Ltd., Custodian for APA Excelsior III/Offshore, L.P., 142,417 shares owned by APA/Fostin Pennsylvania Venture Capital Fund, L.P. and 57,238 shares owned by CIN Venture Nominees, Ltd. (the foregoing, collectively, the "Capital Funds"), as to which Mr. Chefitz disclaims beneficial ownership. Mr. Chefitz, a director of the Company, is a general partner of, or an officer of the general partner of, each of the Capital Funds.

 (2) Includes shares issuable upon exercise of warrants exercisable on or prior to October 22, 1996, as follows: Robert Chefitz--25,000 shares; David Epstein--25,000 shares; John C. Baker--25,000 shares; and Philip A. Campbell--8,333 shares.

 (3) Does not include any shares owned by the other Capital Funds. APA Excelsior III, L.P. is an affiliate of Patricof & Co. Ventures, Inc.

 (4) Mr. Andersen is President and Chief Executive Officer and a director of the Company.

 (5) Includes shares issuable upon exercise of stock options exercisable on or prior to October 22, 1996, as follows: Roy B. Andersen, Jr.--163,700 shares; Max A. Slifer--35,725 shares; Dennis Schmaltz-- 94,955 shares; Stuart S. Levy--42,575 shares; and Robert S. Vaters--5,000 shares.

 (6) Mr. Abi Zeid is Executive Vice President of International Operations of the Company.

(7) Mr. Slifer is the Company's Executive Vice President of North American Operations.

(8) Mr. Schmaltz is Vice President of Operations and Engineering of the Company.

(9) Mr. Levy was the Company's Vice President, Finance and Chief Financial Officer, and is presently serving in a general finance capacity with the Company.

(10) Mr. Vaters is Executive Vice President, Finance and Chief Financial Officer of the Company.

(11) Includes 1,749,171 shares of Common Stock owned by the Capital Funds, as to which Mr. Chefitz disclaims beneficial ownership. Also includes 382,713 shares of Common Stock issuable upon the exercise of stock options and warrants that are exercisable on or prior to October 22, 1996.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the three executive officers of the Company who received an annual salary and bonus in excess of $100,000 (the "Named Executive Officers") for the year ended December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                          ANNUAL COMPENSATION            AWARDS
                                                   ---------------------------------  -------------
                                                                            OTHER      SECURITIES
                                                                           ANNUAL      UNDERLYING
                                                    SALARY      BONUS    COMPENSATION    OPTIONS
NAME AND PRINCIPAL POSITION               YEAR        ($)        ($)         ($)           (#)
- --------------------------------------  ---------  ---------  ---------  -----------  -------------

Roy B. Andersen, Jr., President and
  Chief Executive Officer.............       1995  $ 204,908  $ 134,531   $     348        80,000
                                             1994    189,857    142,500      85,368(1)      37,500
                                             1993    174,248    100,000         589        20,000

Max A. Slifer, Executive Vice
  President-- North American
  Operations..........................       1995  $ 164,289     83,225       4,548        14,000
                                             1994    144,782     79,800       4,548        30,000
                                             1993    116,025     46,800       1,098        20,000

Dennis Schmaltz, Vice President--
  Operations and Engineering..........       1995  $ 140,234     73,780       1,188        13,000
                                             1994    129,824     71,200         768        30,000
                                             1993    113,872     45,500       1,507        20,000

Stuart S. Levy(2).....................       1995  $ 130,494     69,037         576        13,000
                                             1994    120,789     66,800         576        37,500
                                             1993     99,231     43,300         480        40,000

- ------------------------

(1) Includes relocation expenses in the amount of $84,600.

(2) Mr. Levy was the Company's Vice President, Finance and Chief Financial Officer, and is presently serving in a general finance capacity with the Company.

    The Named Executive Officers' salaries were determined in accordance with such individuals' employment agreements. Bonus and option compensation were determined by the Compensation Committee of the Board of Directors. Mr. Andersen did not participate in the determination of his bonus or option compensation.

    STOCK OPTIONS. The following table contains information concerning the stock options granted during 1995 to the Named Executive Officers. All grants were made under the Company's 1993 Incentive Stock Option Plan (the "1993 Plan").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                                          --------------------------------------------------    VALUE AT ASSUMED
                                           NUMBER OF                                          ANNUAL RATES OF STOCK
                                          SECURITIES    % OF TOTAL                                    PRICE
                                          UNDERLYING      OPTIONS     EXERCISE                  APPRECIATION FOR
                                            OPTIONS     GRANTED TO     OR BASE                   OPTION TERM(2)
                                            GRANTED    EMPLOYEES IN     PRICE    EXPIRATION   ---------------------
NAME                                          (#)       FISCAL YEAR   ($/SH)(I)     DATE        5%($)      10%($)
- ----------------------------------------  -----------  -------------  ---------  -----------  ---------  ----------
Roy B. Andersen, Jr. ...................      30,000         17.6%    $   14.00    07/03/05   $  73,300  $  116,718
                                              50,000         29.3%    $  14.625    11/20/05   $  71,264  $  113,476
Max A. Slifer...........................      14,000          8.2%    $   14.00    07/03/05   $  34,207  $   54,469
Dennis Schmaltz.........................      13,000          7.6%    $   14.00    07/03/05   $  31,763  $   50,578
Stuart S. Levy..........................      13,000          7.6%    $   14.00    07/03/05   $  31,763  $   50,578

- ------------------------

(1) All options were granted at market value at the date of grant for a term of ten years, subject to vesting and to earlier termination in certain instances relating to termination of employment.

(2) Calculation of potential realizable value is based on the closing price of the Common Stock at December 29, 1995, minus the exercise price per share, times the number of options held by the named executive officer, increased at the indicated rate and compounded annually through the stated expiration date. These gains are based on arbitrary compounded rates of growth of stock prices mandated by the Securities and Exchange Commission of 5% and 10% per year from the date the option was granted over the full option term. These rates do not represent the Company's estimate or projection of future prices of the Common Stock. There is no assurance that the value that may be realized by any Named Executive Officer upon exercise of his options will be at or near the value estimated in the foregoing table.

    OPTIONS EXERCISED AND HOLDINGS. The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of December 31, 1995 by the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING             VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                   SHARES       VALUE        FISCAL YEAR-END (#)        FISCAL YEAR-END ($)(2)
                                 ACQUIRED ON   REALIZED   --------------------------  ---------------------------
NAME                             EXERCISE(#)    ($)(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- -------------------------------  -----------  ----------  -----------  -------------  ------------  -------------
Roy B. Andersen, Jr............           0           --     116,650        132,850   $  1,160,750   $   926,750
Max A. Slifer..................           0           --      60,950         55,850   $    596,550   $   531,450
Dennis Schmaltz................           0           --      70,230         55,150   $    739,800   $   530,400
Stuart S. Levy.................      10,000   $  150,000      33,900         36,600   $    129,600   $   208,650

- ------------------------

(1) Calculation of value realized is based on the closing price of the Common Stock at December 29, 1995, minus the exercise price per share, times the number of shares acquired upon the exercise of stock options by the Named Executive Officer.

(2) Calculation of the value of unexercised in-the-money options at December 31, 1995, is based on the closing price of the Common Stock at December 29, 1995, minus the exercise price per share of the options granted, times the number of options held by the Named Executive Officer.

EMPLOYMENT AGREEMENTS

    As discussed more particularly below, the Company has entered into employment agreements with each of the Named Executive Officers. Such employment agreements prohibit the Named Executive Officers from competing with the Company for a period of one year after termination of employment. Each of such agreements provides that in the event the executive is unable, as a result of mental or physical incapacity, to perform his duties on behalf of the Company, his participation in the Company's benefit plans will continue for six months after such incapacity occurs. Each of such agreements also provides that upon the termination of such agreement by the Company under certain circumstances, or upon the termination of such agreement by the executive under certain circumstances (including upon a change in control of the Company), the executive will continue to receive the benefits provided for under his agreement as well as payments of salary and bonus, for a specified period following termination of employment. Such agreements also provide for a monthly car allowance. The agreements of Messrs. Andersen and Schmaltz also provide that, upon an event of termination of employment, such executives' non-vested options may become immediately exercisable.

    Under the terms of Mr. Andersen's agreement, he is entitled to receive an annual base salary in an amount equal to $130,000, or such greater amount as may be fixed by the Board of Directors. Mr. Andersen currently receives a base salary of $275,000. The agreement also provides that Mr. Andersen may receive a bonus at the discretion of the Board of Directors. Mr. Andersen's employment agreement, entered into as of October 1, 1988, presently expires on September 30, 1996, and has an automatic renewal provision of two years.

    Under the terms of Mr. Slifer's agreement, he is entitled to receive an annual base salary in an amount equal to $93,000, or such greater amount as may be fixed by the Board of Directors. Mr. Slifer currently receives a base salary of $205,000. The agreement also provides that Mr. Slifer may receive a bonus at the discretion of the Board of Directors. Mr. Slifer's employment agreement, entered into as of May 1, 1990, presently expires on December 31, 1996, and has an automatic renewal provision of one year.

    Under the terms of Mr. Schmaltz's agreement, he is entitled to receive an annual base salary in an amount equal to $86,000, or such greater amount as may be fixed by the Board of Directors. Mr. Schmaltz currently receives a base salary of $175,000. The agreement also provides that Mr. Schmaltz may receive a bonus at the discretion of the Board of Directors. Mr. Schmaltz's employment agreement, entered into as of October 1, 1988, presently expires on September 30, 1996, and has an automatic renewal provision of one year.

    Under the terms of Mr. Levy's agreement, he is entitled to receive an annual base salary in an amount equal to $121,000, or such greater amount as may be fixed by the Board of Directors. Mr. Levy currently receives a base salary of $175,000. The agreement also provides that Mr. Levy may receive a bonus at the discretion of the Board of Directors. Mr. Levy's employment agreement, entered into as of January 1, 1993, presently expires on December 31, 1996.

    In addition to the employment agreements with the Named Executive Officers, the Company also has entered into employment agreements with Messrs. Abi Zeid and Vaters. Under the terms of Mr. Abi Zeid's agreement, he is entitled to receive an annual base salary in an amount equal to $250,000. In addition, Mr. Abi Zeid is entitled to receive an annual bonus of up to eighty percent (80%) of his annual salary, as may be determined by the Board of Directors of the Company or a committee designated by the Board. Mr. Abi Zeid's employment agreement was entered into as of November 20, 1995, and expires on November 19, 1998. The total annual salary and bonus paid by the Company to Mr. Abi Zeid in 1995 did not exceed $100,000, and accordingly, Mr. Abi Zeid is not included among the Named Executive Officers for purposes of the preceding tables. Mr. Abi Zeid's employment agreement prohibits him from competing with the Company for a period of two years after termination of employment. Such agreement also provides that upon the termination of such agreement by the Company under certain circumstances, or upon the termination of such agreement by Mr. Abi Zeid under certain circumstances (including upon a change in control of the Company), Mr. Abi Zeid will continue to receive the benefits provided for under his agreement as well as payments of salary and bonus, for a specified period following termination of employment. See "Certain Relationships and Related Transactions".

    Under the terms of Mr. Vaters' agreement, entered into as of June 27, 1996, he is entitled to receive an annual base salary in an amount equal to $175,000, or such greater amount as may be fixed by the Board of Directors. In addition, Mr. Vaters is entitled to receive an annual bonus at the discretion of the Board of Directors or a committee designated by the Board. Mr. Vaters' employment agreement expires on June 26, 1997, and has an automatic renewal provision of one year. Mr. Vaters' employment agreement prohibits him from competing with the Company for a period of one year after termination of employment. Such agreement also provides that upon the termination of such agreement by the Company under certain circumstances, or upon the termination of such agreement by Mr. Vaters under certain circumstances (including upon a change in control of the Company), Mr. Vaters will continue to receive salary and benefits as provided in his agreement for a specified period following termination of employment.

COMPENSATION OF DIRECTORS

    Each member of the Board of Directors who is not an officer or an owner, or the representative of an owner, of more than 5% of the outstanding Common Stock of the Company receives compensation of $1,000 per meeting for serving on the Board of Directors. The Company also reimburses directors for any expenses incurred in attending meetings of the Board of Directors and the committees thereof. In addition, in April 1996 each non-employee director of the Company was granted a warrant to purchase 25,000 shares of Common Stock at a purchase price of $17.50 per share, which was the fair market value of the Common Stock on the date of grant. See "Ratification and Approval of the Non-Employee Directors' Warrant Plan".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended December 31, 1995, the Compensation Committee of the Company's Board of Directors consisted of John C. Baker and Paul Leslie Hammond. Neither Mr. Baker nor Mr. Hammond is, nor has either of them ever been, an executive officer of the Company.

    Pursuant to an Agreement and Plan of Merger, dated as of November 20, 1995 (the "Merger Agreement"), among the Company, SGC Acquisition Corp., a Delaware corporation which was the wholly-owned subsidiary of the Company ("SGC"), and Swift Global Communications Inc. ("Swift"), the Company consummated the merger of SGC with and into Swift (the "Merger"), as a result of which Swift became a wholly-owned subsidiary of the Company. The Merger became effective upon the filing of Articles of Merger with respect thereto with the Secretary of State of the State of Delaware on November 20, 1995 (the "Effective Date"). On the Effective Date, the outstanding common stock of Swift was converted by virtue of the Merger into the right to receive consideration consisting of an aggregate of $4,162,500 in cash and 1,214,819 shares of Common Stock of the Company.

    Pursuant to a Stock Purchase Agreement, dated as of November 20, 1995 (the "ViTel Purchase Agreement"), among the Company, ViTel International Holding Company, Inc. ("ViTel"), and the stockholders of ViTel identified therein, the Company consummated the acquisition of 100% of the outstanding shares of common stock of ViTel (the "ViTel Shares"). The acquisition of the ViTel Shares became effective upon the closing of the transaction on November 20, 1995. The purchase price for the ViTel Shares consisted of an aggregate of $34,366,030 in cash and $5,133,375 original principal amount of subordinated promissory notes of the Company.

    Pursuant to a Stock Purchase Agreement, dated as of November 20, 1995 (together with the Merger Agreement and the ViTel Purchase Agreement, the "Acquisition Agreements"), among the Company, Comwave Communications AG ("Comwave" and, collectively with Swift and ViTel, the "SVC Companies"), and Computainer Systems (Global) Inc., a British Virgin Islands corporation which was the sole shareholder of Comwave, the Company consummated the acquisition of 100% of the outstanding shares of Comwave (the "Comwave Shares"). The acquisition of the Comwave Shares became effective upon the closing of the transaction on November 20, 1995. The purchase price for the Comwave Shares consisted of an aggregate of $10,221,470 in cash and 34,181 shares of Common Stock of the Company.

    A Shareholders Agreement executed in November 1995 pursuant to the Acquisition Agreements grants certain stockholders of the Company (the "New Stockholders") the right to designate a nominee to serve as a member of the Board of Directors of the Company. Paul Leslie Hammond was nominated by the New Stockholders to serve as a member of the Board of Directors and was elected to the Board at the 1995 Annual Meeting of Stockholders pursuant to the Shareholders Agreement. In 1996, the Company was informed that two foreign individuals, who may be beneficial owners of certain of the entities (the "Former SVC Shareholders") from which the Company acquired the SVC Companies, are the subjects of a criminal investigation in Thailand relating to the alleged embezzlement of funds from the Bangkok Bank of Commerce, and that certain of such funds may have been used by the Former SVC Shareholders to purchase interests in the SVC Companies prior to the sale of the SVC Companies to the Company. The Company has been informed that such individuals maintain their innocence with regard to all such charges, and the Company does not believe that such investigation will have any material adverse effect on the Company. Nonetheless, Mr. Hammond agreed to resign from the Board of Directors in June 1996 and the New Stockholders have agreed to suspend their right to designate a nominee to serve as a member of the Board of Directors of the Company until such time as the Board of Directors determines, in good faith, that the investigation in Thailand is no longer pending. The term of the Shareholders Agreement extends for three years, subject to earlier termination in certain circumstances.

    Mr. Hammond also served as the representative of the New Stockholders in connection with certain post-closing communications to the selling stockholders contemplated by the Acquisition Agreements, and was the representative of the New Stockholders on the Company's Board of Directors. Mr. Hammond had and has no ownership interest in Swift, ViTel or Comwave.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    During the fiscal year ended December 31, 1995, the Compensation Committee consisted of John C. Baker and Paul Leslie Hammond. The Committee is charged with reviewing and approving compensation of the Company's executives. The Company's executive compensation program consists of three main components: base salary, potential for an annual bonus based on performance, and the opportunity to receive stock options exercisable for the purchase of Common Stock of the Company. The Compensation Committee is charged with the responsibility of granting stock options to employees.

    The Company has previously entered into employment agreements with each of the Named Executive Officers covered in the Summary Compensation Table above. See "Executive Compensation--Employment Agreements." Each of such persons receives a base salary with increases at the discretion of the Compensation Committee and is eligible to receive a bonus in accordance with such contracts at the discretion of the Compensation Committee. In general, bonuses are calculated using as criteria the Company's performance and the performance of the executive during the relevant year.

    The Company's executives are eligible to receive stock options in accordance with the Company's stock option plans. The objectives of such participation are to align the long-term interests of executives and stockholders by encouraging executives to develop and maintain a significant, long-term stock ownership position in the Company. The Compensation Committee has the responsibility of granting stock options to executives and other employees. In granting stock options, the Compensation Committee takes into account Company performance and individual performance. Company performance is measured by increases in earnings and, to a lesser extent, increases in revenues, and individual performance is measured by the individuals' contributions to such enhanced performance.

    The Company's President and Chief Executive Officer, Roy B. Andersen, Jr., received compensation in 1995 determined in accordance with the provisions of his employment agreement with the Company. See "Executive Compensation--Employment Agreements." Mr. Andersen's base salary for 1995 was increased from the 1994 level based on the Committee's judgment as to the appropriate amount to be paid to Mr. Andersen taking into consideration, among other things, (i) the achievement by the Company of increased operating income, EBITDA and earnings for 1994 and (ii) the successful completion of the acquisition of the SVC Companies in 1995. Mr. Andersen's bonus for 1995 was determined by the Compensation Committee based on the Compensation Committee's judgment as to the appropriate bonus to be paid to Mr. Andersen taking into consideration, among other things, (i) the overall increase in the Company's financial strength in 1995 (including, but not limited to, the fact that earnings per share (excluding the write-off of in-process research and development) increased from $0.71 in 1994 to $0.92 in 1995 and EBITDA increased from $8.0 million in 1994 to $12.0 million in 1995) and (ii) the completion of the acquisition of the SVC Companies. The award in 1995 of stock options to Mr. Andersen to purchase 80,000 shares of the Company's Common Stock was based on, among other things, the closing of the acquisition of the SVC Companies.

                                          John C. Baker

                                          Paul Leslie Hammond

                               PERFORMANCE GRAPH

    The following graph compares the Company's cumulative total return to stockholders since the closing of its initial public offering on February 14, 1994, with that of the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and a peer group index (the "Peer Group Index") consisting of those public companies traded on an exchange and listed under the same standard industry classification code as the Company (SIC No. 7379: Computer Related Services, Not Elsewhere Classified). The total return calculations set forth below assume $100 invested on February 14, 1994, in each of the Company, the S&P 500 Index and the Peer Group Index, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 1995. Historical results are not necessarily indicative of future performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                      AMONG THE COMPANY, THE S&P 500 INDEX

                            AND THE PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    DOLLARS
                XPEDITE SYSTEMS, INC.        PEER GROUP INDEX     S&P 500 INDEX
2/14/94                        100.00                  100.00            100.00
12/31/94                       117.39                  120.58             97.99
12/31/95                        89.86                  142.18            134.82

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% stockholders.

The Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during 1995.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the acquisition by the Company of the SVC Companies in November 1995, Mr. Abi Zeid received consideration in the amount of $728,149 together with 223,150 shares of Common Stock of the Company as a stockholder of Swift in connection with the Merger. Mr. Abi Zeid also received a fee in the amount of $1,750,000 in connection with consulting services performed in connection with the completion of the Merger. In addition, following the consummation of the Merger, Mr. Abi Zeid was employed by the Company as Executive Vice President of International Operations of the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Executive Compensation-- Employment Agreements".

                          RATIFICATION AND APPROVAL OF
                   THE OFFICERS' CONTINGENT STOCK OPTION PLAN
                                  (PROPOSAL 2)

    Subject to approval by the Company's stockholders, the Compensation Committee adopted the Officers' Option Plan on April 22, 1996. Ratification and approval of the Officers' Option Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote thereat.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE ADOPTION OF THE OFFICERS' OPTION PLAN.

    The essential features of the Officers' Option Plan are summarized below. The summary does not purport to be a complete description of the Officers' Option Plan. Any stockholder of the Company may obtain a copy of the form of Nonqualified Stock Option Agreement which sets forth the terms of the Officers' Option Plan upon written request to the Secretary of the Company.

GENERAL PURPOSE

    In order to advance the interests of the Company and its stockholders by motivating and retaining highly competent officers, the Compensation Committee adopted the Officers' Option Plan to provide such individuals with an opportunity to acquire or increase their proprietary interest in the Company by granting them nonqualified stock options upon the achievement by the Company of certain financial performance targets established by the Compensation Committee.

    The Officers' Option Plan provides for the grant by the Company of nonqualified stock options for up to a maximum aggregate 200,000 shares of Common Stock of the Company to certain officers of the Company (the "Officer Participants"), as follows: Roy B. Andersen, Jr.--80,000 shares; Max A. Slifer-- 40,000 shares; Dennis Schmaltz--40,000 shares; and Robert S. Vaters--20,000 shares. Mr. Vaters was granted such options upon his employment with the Company in June 1996, and all of such options are subject to the achievement by the Company of the financial performance targets applicable to the Second Tranche described below. Such amounts represent the maximum number of options which may be granted if the Company achieves the financial performance targets established for both tranches of the option grants, as described more fully below. The dollar value to the Officer Participants of such grants is not determinable as of the date of this proxy statement, because it cannot be determined with sufficient certainty how many options granted to an Officer Participant will vest during his tenure with the Company or, with respect to options to be granted under the Second Tranche, when, if ever, the Company will achieve the financial performance targets to which such grants are subject. Options with respect to the remaining 20,000 shares authorized under the Officers' Option Plan have not yet been granted.

    Options under the Officers' Option Plan may be granted in two tranches, subject to the achievement by the Company of certain financial performance targets established by the Compensation Committee. An option with respect to fifty percent (50%) of the maximum aggregate number of shares which the Officer Participant is eligible to receive (the "First Tranche") will be granted in the event that either (x) the average of the last sale price of the Common Stock reported in the Nasdaq National Market for each trading day during any consecutive period of ninety (90) calendar days commencing on or after April 22, 1996 but no later than December 31, 1996, is greater than $22.50 per share, as adjusted for any stock splits, stock dividends and combinations of shares occurring after the date of the option grant, or (y) there occurs prior to December 31, 1996 the closing of an offering and sale of Common Stock for the account of the Company in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in which the price to the public is at least equal to $22.50 per share. The Company achieved the financial performance targets for grant of the First Tranche on July 21, 1996, and such options were granted to the Officer Participants as of that date.

    An option with respect to the remaining fifty percent (50%) of the maximum aggregate number of shares which the Officer Participant is eligible to receive (the "Second Tranche") will be granted in the event that the average of the last sale price of the Common Stock reported in the Nasdaq National Market for each trading day during any consecutive period of ninety (90) calendar days commencing on or after April 22, 1996 but no later than December 31, 1997, is greater than $30.00 per share, as adjusted for any stock splits, stock dividends and combinations of shares occurring after the date of the option grant; PROVIDED, HOWEVER, that fifty percent (50%) of the Second Tranche will be granted to the Executive in the event of an acquisition of all of the outstanding Common Stock or a merger or consolidation of the Company where the Company is not the surviving corporation, in either case announced or completed prior to December 31, 1997, and the price per share paid by the acquiring entity for the Common Stock acquired in such transaction is greater than $28.00 per share but less than $30.00 per share, as adjusted for any stock splits, stock dividends and combinations of shares occurring after the date of the option grant.

    In the event that the conditions precedent to the issuance of either the First Tranche or the Second Tranche are not achieved within the time periods specified, then the First Tranche or the Second Tranche, as the case may be, shall not be issued to the Officer Participants and the Officer Participants shall have no right to receive the same from the Company.

    In the event of an acquisition of a majority of the outstanding Common Stock or a merger or consolidation of the Company where the Company is not the surviving corporation, the price per share paid by the acquiring entity for the Common Stock acquired in such transaction shall be used to determine whether the price-per-share thresholds for the First Tranche and the Second Tranche have been achieved, and the requirement that such price be an average maintained for 90 consecutive days shall not apply.

    Shares issuable under the Officers' Option Plan are issued by the Company and are not purchased in the open market by the Company. In connection with such issuances, no fees, commissions or other charges are paid. On August 23, 1996, the closing price per share of the Company's Common Stock on the Nasdaq Stock Market was $18.50.

    The Officers' Option Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

    The Officers' Option Plan is administered by the the Compensation Committee, which selected the Officer Participants and determined the number of options to be granted to such persons, and is responsible for the interpretation and construction of all terms and conditions of each option. Determinations by the Compensation Committee are final and binding upon all of the Officer Participants.

TERMS AND CONDITIONS OF OPTIONS

    OPTION AGREEMENT; CONDITIONS. Each option granted under the Officers' Option Plan is evidenced by a written agreement dated as of the date of grant and executed by the Company and the Officer Participant, setting forth the number of options granted and the other terms and conditions applicable to the option grant.

    No option may be assigned or transferred by an Officer Participant other than by will or by the laws of descent and distribution. During the lifetime of the Officer Participant, any option granted to him may be exercised only by him.

    An Officer Participant or transferee of an option has no rights as a stockholder with respect to any shares of Common Stock subject to the option prior to the purchase of the shares by exercise of the Option.

    OPTION PRICE. The exercise price per share of Common Stock granted pursuant to an option is zero ($0).

    EXERCISE PERIOD; OPTION TERM. Except as otherwise set forth in the option agreement, options granted under the Officers' Option Plan vest in equal monthly installments of 1/48 of the number of options granted in each of the next succeeding 48 months commencing in the calendar month following the date of grant. Unexercised options expire on the earlier of five years from the date of grant or three months after the termination of employment of the Officer Participant (except in the case of death or disability of the Officer Participant, in which event the option expires one year after the date of death or disability).

    METHOD OF EXERCISE; WITHHOLDING TAX. Options granted under the Officers' Option Plan are exercisable by delivering written notice of exercise to the Company at its principal office in Eatontown, New Jersey.

    In the event that the Company determines that it is required to withhold state or federal income tax as a result of the exercise of an option, the Officer Participant may be required as a condition to exercise to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Compensation Committee, (i) in cash, (ii) by delivery of shares of Common Stock registered in the name of the Officer Participant, or by the Company not issuing such number of shares subject to the option, having a fair market value at the time of exercise equal to the amount to be withheld, or
(iii) any combination of (i) and (ii) above; provided, however, that certain restrictions on payment of withholding requirements may apply in the event that the Officer Participant is subject to Section 16(b) of the Exchange Act.

    CERTAIN ADJUSTMENTS. Subject to any required action by the Board of Directors or the stockholders, or both, the number of shares of Common Stock covered by each outstanding option under the Officers' Option Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only if paid in Shares), a stock split or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. In addition, subject to any required action by the Board or the stockholders, or both, if the Company shall merge with another corporation and the Company is the surviving corporation in such merger and under the terms of such merger the shares of Common Stock outstanding immediately prior to the merger remain outstanding and unchanged, each outstanding option shall continue to apply to the Common Stock subject thereto and shall also pertain and apply to any additional securities and other property, if any, to which a holder of the number of shares of Common Stock subject to the option would have been entitled as a result of the merger. Adjustments under the Officers' Option Plan are made by the Compensation Committee, whose determination as to what adjustments shall be made, and the extent thereof, is final, binding and conclusive.

    RIGHTS IN THE EVENT OF SALE, MERGER OR OTHER REORGANIZATION. In the event of a merger or consolidation where the Company is not the surviving corporation, and the agreement of merger or consolidation does not provide for the substitution for the unexercised portion of the option of a new option on substantially the same terms (including the exercise price thereof), or for the assumption of the option by the surviving corporation, or in the event of the sale or transfer of assets, liquidation or dissolution and the plan of liquidation or dissolution or agreement of sale does not make special provision for the option, the Officer Participants shall have the right immediately prior to the effective date of such merger, consolidation, sale or transfer of assets, liquidation or dissolution to exercise their options in whole or in part without regard to the four-year vesting schedule set forth in the option agreement. If not so exercised, the option shall terminate at the time of any such merger, consolidation, sale or transfer of assets, liquidation or dissolution.

    In the event the option is assumed by the surviving corporation in a merger or consolidation where the Company is not the surviving corporation, or a new option on substantially the same terms (including the exercise price thereof) is substituted by the surviving corporation for the unexercised portion of the option, or other special provision is made for continuation of the option in the event of the sale or transfer of assets, liquidation or dissolution, if (i) the Officer Participant is terminated by the surviving corporation without "cause" (as defined below), (ii) the Officer Participant suffers a reduction in the annual rate of base salary or level of participation in any bonus or incentive plan for which he is eligible, relative to the amount thereof paid to the Officer Participant by the Company prior to the transaction, or (iii) the Officer Participant suffers a material diminution in his position, duties, responsibility or authority, relative to the level thereof enjoyed by him during his employment by the Company prior to the transaction, then and in such event vesting of options granted to the Officer Participant shall accelerate and such options shall be fully exercisable by the Officer Participant without regard to the four-year vesting schedule set forth in the option agreement. Termination of employment for "cause" includes, but is not limited to, dismissal as a result of the conviction of the Officer Participant of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved, gross negligence, gross incompetence or willful misconduct of the Officer Participant in the performance of his duties or willful failure or refusal of the Officer Participant to perform his duties.

    In no event, however, may any option which becomes exercisable in this manner in connection with a merger, consolidation, sale or transfer of assets, liquidation or dissolution be exercised, in whole or in part, later than the expiration date set forth in the option agreement.

    RIGHTS IN THE EVENT OF TERMINATION OF EMPLOYMENT. In the event of the termination of employment of an Officer Participant by reason of total and permanent disability or death, vesting of options granted to the Officer Participant shall accelerate and such options shall be fully exercisable (without regard to the four-year vesting schedule set forth in the option agreement) by the Officer Participant or, in the case of death, by the person or persons acquiring the right, by will or by the laws of descent and distribution, to exercise the Officer Participant's options, for a period not to exceed the lesser of the remaining option term or one year after the date of such disability or death. At the end of such period, any options of such Officer Participant remaining unexercised will expire. "Total and permanent disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

    In the event that an Officer Participant's employment is terminated for cause, the Company may notify the Officer Participant that any options not exercised prior to the termination are cancelled.

    In the event that an Officer Participant's employment with the Company terminates other than by reason of total and permanent disability or death, voluntary termination of employment by the Officer Participant or termination by the Company for cause, vesting of options granted to the Officer Participant shall accelerate and such options shall be fully exercisable (without regard to the four-year vesting schedule set forth in the option agreement) by the Officer Participant for a period not to exceed the lesser of the remaining option term or three months after the date of such termination. At the end of such period, any options of such Officer Participant remaining unexercised will expire.

    NO RIGHT OF CONTINUED EMPLOYMENT. Neither the Officers' Option Plan nor any option granted thereunder confers upon any person the right to continued employment by the Company.

    AMENDMENT OF OPTION AGREEMENTS. The Compensation Committee may not amend or modify an option agreement executed by the Company and an Officer Participant without the consent of the Officer Participant.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is intended only as brief and general description of the federal income tax consequences of participation in the Officers' Option Plan and does not all of the tax consequences that may be relevant to an Officer Participant in light of his particular tax circumstances. The discussion is based on the provisions of the Code, and regulations, administrative rulings and judicial decisions now in effect (or, in the case of certain Treasury regulations, proposed), all of which are subject to change at any time (possibly with retroactive effect) or different interpretations. The discussion does not address tax consequences under the laws of any state or local jurisdiction and the tax treatment of each Officer Participant will depend in part upon his particular tax situation.

    An Officer Participant will not recognize any income upon the grant of an option under the Officers' Option Plan. The Officer Participant will recognize ordinary income in the amount of the fair market value of the shares of Common Stock underlying the options on the date the options vest, whether or not the options are exercised. The Company is entitled to a tax deduction for federal income tax purposes at the time, and in the amount, of the ordinary income recognized by the Officer Participant. Under the Officers' Option Plan, the Company has the power to withhold, or require an Officer Participant to remit to the Company, an amount sufficient to satisfy federal and state withholding tax requirements with respect to any options that vest under the Officers' Option Plan.

                        RATIFICATION AND APPROVAL OF THE
                      NON-EMPLOYEE DIRECTORS' WARRANT PLAN
                                  (PROPOSAL 3)

    Subject to approval by the Company's stockholders, the Compensation Committee adopted the Directors' Warrant Plan in April 1996. Ratification and approval of the Directors' Warrant Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote thereat.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE ADOPTION OF THE DIRECTORS' WARRANT PLAN.

    The essential features of the Directors' Warrant Plan are summarized below. The summary does not purport to be a complete description of the Directors' Warrant Plan. Any stockholder of the Company may obtain a copy of the form of Warrant which sets forth the terms of the Directors' Warrant Plan upon written request to the Secretary of the Company.

GENERAL PURPOSE

    In order to advance the interests of the Company and its stockholders by enhancing the ability of the Company to attract and retain well-qualified persons to serve as directors of the Company, the Compensation Committee adopted the Directors' Warrant Plan to provide such individuals with an incentive to acquire or increase their proprietary interest in the Company by issuing them warrants to purchase Common Stock.

    The Directors' Warrant Plan provides for the issuance by the Company of warrants to purchase up to an aggregate of 116,666 shares of Common Stock of the Company at a purchase price of $17.50 per share to the non-employee directors of the Company (the "Director Participants"), as follows: John C. Baker-- 25,000 shares; Philip A. Campbell--25,000 shares; Robert Chefitz--25,000 shares; David Epstein--25,000 shares; and Paul Leslie Hammond--16,666 shares (Mr. Hammond resigned prior to vesting of an additional 8,334 shares under his warrant). The warrants issued to Messrs. Baker, Chefitz, Epstein and Hammond are fully vested. The warrant issued to Mr. Campbell vests in three equal installments on April 23, 1996, January 1, 1997 and January 1, 1998. Accordingly, based on the closing price of the Common Stock of $18.50 per share on August 23, 1996, minus the exercise price per share of the warrant, the aggregate value of the warrant issued to each of Messrs. Baker, Chefitz and Epstein was $25,000; the aggregate value of the warrant issued to Mr. Hammond was $16,666; and the aggregate value of the exercisable portion of the warrant issued to Mr. Campbell was $8,333.

    Shares issuable under the Directors' Warrant Plan are issued by the Company and are not purchased in the open market by the Company. In connection with such issuances, no fees, commissions or other charges are paid.

    The Directors' Warrant Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified deferred compensation plan under Section 401(a) of the Code.

TERMS AND CONDITIONS OF WARRANTS

    Each warrant issued under the Directors' Warrant Plan is evidenced by a written agreement dated as of the date of issuance and executed by the Company and the warrantholder, setting forth the number of warrants issued and the other terms and conditions applicable to the warrant.

    EXERCISE, ISSUANCE AND PAYMENT. Each warrant issued under the Directors' Warrant Plan is exercisable upon surrender of the warrant to the Company and payment to the Company in cash or by certified check or official bank check of an amount equal to $17.50 multiplied by the number of shares of Common Stock to be acquired upon such exercise. If upon exercise of the warrant fewer than all of the shares of Common Stock evidenced by the warrant are purchased prior to the expiration date of the warrant, one or more new warrants substantially in the form of, and on the terms in, the original warrant will be issued for the remaining number of shares of Stock not purchased.

    TERM. Warrants issued under the Directors' Warrant Plan expire at 5:00 p.m. Eastern time on April 23, 2006, to the extent not exercised prior to such date.

    NO VOTING OR DIVIDEND RIGHTS. A Director Participant has no right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company, and no cash dividends shall be payable or accrued in respect of the warrant or the shares of Common Stock purchasable thereunder until, and only to the extent that, the warrant is exercised for shares of Common Stock of the Company.

    RESTRICTIONS ON TRANSFERABILITY. The warrant and the Common Stock issuable upon exercise thereof is not transferable except in compliance with the Securities Act and applicable state securities and Blue Sky laws. Any transfer of the warrant or the Common Stock issuable upon exercise thereof is subject to the prior delivery to the Company of a legal opinion of counsel to the warrantholder in form and substance reasonably satisfactory to the Company to the effect that such transfer is in compliance with applicable laws, including federal and state securities laws. Common Stock issued upon exercise of any warrant under the Directors' Warrant Plan shall include a legend setting forth the foregoing restrictions.

                          RATIFICATION AND APPROVAL OF
                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 4)

    The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company for the year ended December 31, 1996. Ernst & Young LLP has audited the Company's financial statements since 1990.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1996.

    A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his firm, if he so desires.

                         TRANSACTION OF OTHER BUSINESS

    As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                          FUTURE STOCKHOLDER PROPOSALS

    The Company must receive at its principal office before May 1, 1997, any proposal which a stockholder wishes to submit to the 1997 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

                              -------------------

    Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at the Annual Meeting.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995. REQUESTS SHOULD BE MAILED TO THE SECRETARY, XPEDITE SYSTEMS, INC., 446 HIGHWAY 35, EATONTOWN, NEW JERSEY 07724. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                                          By Order of the Board of Directors

                                          Roy B. Andersen, Jr.

                                          President and Chief Executive Officer

August 30, 1996

                             XPEDITE SYSTEMS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 1, 1996

    Roy B. Andersen, Jr. and Robert S. Vaters, and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of Common Stock of Xpedite Systems, Inc. held of record by the undersigned on August 23, 1996, at the Annual Meeting of Stockholders to be held on October 1, 1996, and at any adjournments, as if the undersigned were present and voting at the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

    Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
 ENCLOSED ENVELOPE. VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.
1. ELECTION OF NOMINEES JOHN C. BAKER AND DAVID EPSTEIN AS CLASS 3
  DIRECTORS OF THE COMPANY
      FOR ALL NOMINEES               / /
      WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES                / /
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER NOMINEE, WRITE HIS NAME IN THE SPACE PROVIDED.)
- ---------------------------------
2. RATIFICATION AND APPROVAL OF OFFICERS' CONTINGENT STOCK OPTION PLAN
      FOR / /                    AGAINST / /                    ABSTAIN / /
                                                                   (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

3. RATIFICATION AND APPROVAL OF NON-EMPLOYEE DIRECTORS' WARRANT PLAN
      FOR / /                     AGAINST / /                     ABSTAIN
/ /
4. RATIFICATION AND APPROVAL OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1996
      FOR / /                     AGAINST / /                     ABSTAIN
/ /

                                          NOTE: Signatures should agree with the
                                          names stencilled hereon. When  signing
                                          as  executor,  administrator, trustee,
                                          guardian or attorney, please give  the
                                          title  as such. For  joint accounts or
                                          co-fiduciaries, all  joint  owners  or
                                          co-managers should sign.

                                          Dated: _________________________, 1996
                                          ______________________________________
                                          ______________________________________